Exhibit 10.50

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (this “Agreement”), dated as of October 14, 2011, is hereby entered into by and between Steel Dynamics, Inc., an Indiana corporation (the “Company”), and Keith E. Busse, an individual residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, Executive is a co-founder of the Company and has, since its inception, served as the Company’s Chief Executive Officer (“CEO”), and currently, as the Company’s CEO and Chairman of its Board of Directors (the “Board”); and

WHEREAS, Executive has previously advised the Company of his desire to retire as CEO at the end of 2011 and, by virtue of discussions and agreements reached with the Company and embodied herein, has agreed to retire and will retire and resign as CEO, effective January 1, 2012 (the “Retirement Date”);

WHEREAS, subject to his annual election by stockholders and appointment by the Board on a year-to-year basis, effective on the Retirement Date, Executive will remain a member of the Company’s Board and continue to serve as its Board Chairman;

WHEREAS, Executive has agreed and does hereby agree to enter into both the Consulting Agreement, effective on the Retirement Date, in the form attached hereto as Exhibit A, and the Director Agreement, in the form attached hereto as Exhibit B; and

WHEREAS, in consideration of the foregoing and in respect of certain additional covenants as set forth in Sections 6(a) and 6(b), the Company desires to provide and does hereby agree to provide Executive with the payments and benefits set forth in Sections 3, 5(a), 5(b) and 5(d),

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Retirement and Voluntary Resignation.  On the Effective Date, January 1, 2012, and coinciding with his retirement, Executive agrees that he will voluntarily resign as and will cease to be the Company’s Chief Executive Officer, as well as an employee or any other officer of the Company or any of its affiliates. As of the Effective Date, however, Executive shall continue to serve as the Chairman of the Company’s Board, subject to annual election and appointment thereafter, on a year-to-year basis. Executive agrees that, if nominated, he is willing to stand for election as a member of the Company’s Board, at least through the end of the three year period set forth in the Consulting Agreement.

2.             Assistance and Cooperation.  Executive agrees that, during the period preceding the Retirement Date, and thereafter as Board Chairman, he will devote his best efforts to work with his designated successor as Chief Executive Officer to prepare for and to effect a smooth and seamless transition, within the office of chief executive officer; and, thereafter will utilize his good offices as Board Chairman, in cooperation with the Company’s Lead Independent Director, at all times to act in the best interest of the Company and in support of the Company’s new CEO.

3.             Special Payments.  In advance of Executive’s Retirement Date and in anticipation of the ascension of Executive’s successor to the office of Chief Executive Officer on and after January 1, 2012, subject at all times to Executive’s compliance with the covenants set forth in Sections 6(a) and 6(b) of this Agreement, and in further recognition of Executive’s seminal role as a founder of the Company, his leadership in guiding the Company to its current preeminent position in the steelmaking world, and the ongoing value to the continued growth and development of the Company of his business experience and expertise, the Company, on December 29, 2011, shall pay to, grant or provide Executive with the following:

(a)           a payment, in cash, in the amount of Two Million Dollars ($2,000,000);

(b)           a grant of One Million Dollars ($1,000,000) of the Company’s common stock, based upon the closing Nasdaq market price on the last trading day prior to the issuance of the shares; and

(c)           a grant of One Million Dollars ($1,000,000) of the Company’s common stock, based upon the closing Nasdaq market price on the last trading day prior to the issuance of the shares, subject to a minimum holding period of three (3) years.

It is agreed and understood by the parties that in the event of Executive’s death prior to the payment contemplated by Section 3(a) or the issuance of shares contemplated by Sections 3(b) and 3(c), such payments and/or issuance of shares shall be made to Executive’s estate.

4.             Consulting Agreement.  Concurrently herewith, Executive has entered into the Consulting Agreement in the form attached hereto as Exhibit A.

5.             Additional Agreements.  The Company agrees that, from and after the Retirement Date:

(a)           The Company, at its cost, will provide Executive with a health insurance or Medicare supplement plan, with coverage and benefits no less favorable than those currently provided to him by the Company, for a period from the Retirement Date through the later to occur of ninety (90) days following either the third anniversary of the Retirement Date or the conclusion of Executive’s Board Chairmanship.

(b)           The Company will continue to pay the annual premium to keep in effect the current $600,000 term life insurance policy on Executive’s life, for a period of three (3) years following the Retirement Date.

(c)           The Company, at its own cost, for its own benefit and not as a form of benefit to Executive, will furnish and equip a suite of offices in its building located at 6714 Pointe Inverness Way, Fort Wayne, Indiana, for use by Executive in his capacities as Board Chairman and consultant, and will also provide at its cost the services of one of its assistants, all as reasonably acceptable to Executive.

(d)           If and to the extent Executive becomes entitled to the receipt of a restricted stock bonus award for the fiscal year 2011, pursuant to Section 5.1.1.2 of the Company’s 2008 Executive Incentive Compensation Plan, the stock bonus, until the date of issuance of the shares, shall be deemed fully earned by Executive, in the event of his death prior to issuance, and the shares so issuable to Executive or his estate shall be fully vested upon issuance, but one-third of the shares shall be subject to a minimum holding period of one year, and one-third shall be subject to a minimum holding period of two years.

(e)           In connection with the regular semi-annual award of stock options pursuant to Section 6.4 of the Company’s 2006 Equity Incentive Plan, anticipated to occur on November 21, 2011, the vesting date relating to Executive’s award shall be accelerated, pursuant to Section 6.8 of the Plan, to coincide with the Retirement Date, and the options so awarded shall continue to be exercisable in accordance with the provisions of Section 6.7 of the Plan.

6.             Executive’s Covenants.  Executive acknowledges and agrees that (i) Executive’s past and future service with the Company has given him and will give him access to the confidential affairs and proprietary information of the Company, (ii) the payments and benefits under this Agreement are intended in part as consideration for the covenants and agreements contained in this Section 6 and are essential to the business and goodwill of the Company, and (iii) the Company would not have entered into this Agreement but for the covenants and agreements that Executive is making as set forth in this Section 6. Accordingly, Executive agrees as follows:

(a)           Confidentiality.  During the period of Executive’s service with the Company as the Board Chairman or as a Company consultant, and for a period of one year thereafter, Executive shall keep secret and retain in strictest confidence, except in connection with the rendering of his duties hereunder and as otherwise required by law, all confidential matters relating to the business and affairs of the Company and its affiliates learned by Executive heretofore or hereafter, directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company, except as required by law or with the Company’s express written consent and except for Confidential Company Information which is, at the time of receipt, or thereafter becomes, publicly known through no wrongful act of Executive.

(b)           Non-competition.  During the period beginning on the Retirement Date and ending on the earlier of one (1) year following the later to occur of the termination of Executive’s Consulting Agreement, the termination of his service as Board Chairman, or his service as a member of the Company’s Board, Executive shall not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any other country where the Company does business, or in or from which the Company has competitors in the business of steelmaking, scrap processing or brokerage or ironmaking, either prior to or as of the date of such termination, own an interest in, join, operate, control or participate in, be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aid or assist in any manner whatsoever, any individual, corporation or entity that at the time of the establishment of the relationship is in competition with or is otherwise adverse to the activities of the Company or its subsidiaries and affiliates. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that is in competition with the Company or its subsidiaries, so long as Executive is no more than a passive investor.

(c)           Rights and Remedies upon Breach.  Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6(a) or (b) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches, or threatens to commit a breach of, any of such provisions, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (temporary, preliminary and permanent) against violations, threatened or actual, and whether or not then continuing.

7.             Severability.  Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement, and has had the advice and representation of competent counsel in this matter, and (ii) the provisions of Sections 6(a) and 6(b) are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of such provisions, or any part thereof, is invalid or unenforceable, the portion thereof that is deemed to render the provision invalid or unenforceable shall be stricken, and the remainder of the provisions of this Agreement, to the maximum extent practicable, shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.             Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, the provisions of Sections 6(a) and 6(b), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced in such manner so as to render such provision enforceable and, in its reduced form, such provision shall then be enforced.

9.             Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. If (i) Executive is a “specified employee” (as defined in Section 409A) at the time his service with the Company terminates, (ii) the payment constitutes deferred compensation that is subject to Section 409A, and (iii) the payment is due on account of Executive’s separation from service (with the meaning of Section 409A) for a reason other than Executive’s death or because Executive is “disabled” (within the meaning of Section 409A), then such payments shall be made, together with interest at the applicable federal rate, on first business day of the seventh (7th) month after Executive’s “separation from service.”

10.          Enforceability; Jurisdiction; Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, and to the extent necessary for the Company or its affiliates, where applicable, to avail itself of the rights and remedies referred to in Section 6(c)) that is not resolved by Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Allen County, Indiana, in accordance with Indiana law and the procedures set forth in the Commercial Arbitration Rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

11.          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile, electronic transmission or, if mailed via ordinary mail, five days after the date of deposit in the United States mails as follows:

If to the Company, to:

Steel Dynamics, Inc.
Attn: Theresa E. Wagler, CFO
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

If to Executive, to:

Keith E. Busse
2730 Eggeman Rd.
Fort Wayne, IN 46814

Any such person may by written notice given in accordance with this Section 11 to the other party hereto designate another address or person for receipt by such person of notices hereunder.

12.          Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements were reached or entered between the parties, except for the Consulting Agreement, a copy of which is attached hereto as Exhibit A and the Director Agreement, a copy of which is attached hereto as Exhibit B, both of which are being entered into concurrently herewith.

13.          Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Indiana.

15.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

16.          Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

17.          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“COMPANY”	STEEL DYNAMICS, INC.

/s/

	By:	Joseph D. Ruffolo, Lead Independent Director

/s/

	By:	Mark D. Millett, Chief Operating Officer

“EXECUTIVE”	/s/ Keith E. Busse